The Newkirk Master Limited Partnership
                                  P.O. Box 9507
                           Boston, Massachusetts 02114

Dear Limited Partner:                                              April 8, 2005

      As you may be aware, CMG Partners, LLC ("CMG") is making an offer to purchase limited partnership units ("Units") in The Newkirk Master Limited Partnership (the "Partnership") at a purchase price of $45 per Unit.

      CMG's offer is being made pursuant to the terms and conditions of an Offer to Purchase that is scheduled to expire July 15, 2005 (the "CMG Offer"). Pursuant to the rules of the Securities and Exchange Commission, the Partnership is required to make a recommendation whether you should accept or reject the Offer, or whether the Partnership is remaining neutral. In this regard, as you are aware, the general partner of the Partnership, in connection with a redemption offer made during February 2005, estimated per Unit net asset value equal to $85.48, substantially greater than the $45 purchase price being offered by CMG. Contrary to the statement made in the CMG Offer, this estimate was not based on third-party appraisals. Although we have estimated the per Unit net asset value at $85.48, there can be no assurance as to the ultimate cash flow or sales proceeds generated by the Partnership's properties. Accordingly, because the Partnership recently made a redemption offer at a price less than the price offered by CMG, the Partnership is remaining neutral as to whether limited partners should tender their units in the CMG Offer.

      Additional information about the Partnership which may assist you in making an informed decision is contained in the Partnership's Annual 2004 Form 10-K which was recently filed with the Securities and Exchange Commission and will be sent to limited partners during the second quarter.

      We also note that the CMG Offer does not expire until July 15, 2005 and a tendering limited partner cannot revoke his or her tender 10 days after tendering. The Partnership, however, expects that it will not effect any transfers of tendered units if the tendering limited partner directs the Partnership prior to the earlier of the closing date of the CMG Offer or the payment of the purchase price by CMG for the applicable Units that he or she is electing not to transfer in the CMG Offer.

      In addition, we note that the CMG Offer provides that the purchase price will be reduced by distributions made after March 1, 2005. In this regard you should be aware that a distribution of $2.00 per Unit will be made on or about May 25, 2005, which amount would be deducted by CMG from the purchase price paid to a tendering limited partner.

      Further, the sale of your Units will be a taxable transaction.

      In any event, the decision on whether to accept CMG's Offer is dependent upon each limited partner's specific situation and their desire for liquidity. In this regard, if you intend to accept the CMG Offer, we urge you to consult with your financial and tax advisor prior to making your decision as the sale of your Units may have adverse tax consequences to you.

      Finally, the Partnership's general partner currently has the discretion to limit transfers to 1.9% of the Partnership's outstanding units in any 12 month period. As such, transfers requested pursuant to CMG's offer may be declined.

      If you have any questions please contact Erica Cassesso or Beverly Bergman at (617) 570-4621 or (617) 570-4607, respectively.

                                                Sincerely,


                                                THE NEWKIRK MASTER
                                                LIMITED PARTNERSHIP